EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-47751) pertaining to the Unum Group 401(k) Retirement Plan (formerly the UnumProvident 401(k) Retirement Plan) of our report dated June 24, 2008, with respect to the financial statements and schedule of the Unum Group 401(k) Retirement Plan (formerly the UnumProvident 401(k) Retirement Plan) included in this Annual Report (Form 11-K) for the year ended December 31, 2007.

/s/ Ernst & Young LLP

Chattanooga, Tennessee

June 24, 2008